Viad Corp Announces First Quarter 2013 Financial Results

Net Income per Share of $0.40

Income Before Other Items per Share of $0.42

PHOENIX, April 26, 2013 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced first quarter 2013 net income of $8.1 million, or $0.40 per diluted share. Viad's income before other items of $8.6 million, or $0.42 per diluted share, excludes $539,000, or $0.02 per diluted share, of restructuring charges, after taxes. This compares to the company's prior guidance of income before other items in the range of $0.21 to $0.31 per share and 2012 first quarter income before other items of $0.12 per share.

  Revenue was $285.2 million as compared to $268.8 million in 2012.
  Segment operating income was $12.8 million as compared to $5.5 million in 2012.
  Free cash flow was an outflow of $15.9 million compared to an outflow of $5.6 million in 2012.
  Cash and cash equivalents were $95.7 million at March 31, 2013.
  Debt was $2.5 million, with a debt-to-capital ratio of 0.6% at March 31, 2013.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Viad is off to a very good start in 2013. Consolidated revenue for the quarter was up $16.4 million and segment operating income for the quarter more than doubled to $12.8 million as compared to the first quarter of 2012. Marketing & Events Group revenue increased 5.6 percent with a 250 basis point increase in segment operating margins versus the comparable quarter last year. Travel & Recreation Group revenue increased 25 percent to $8.4 million as compared to the first quarter of 2012. For the quarter, we delivered strong financial results and a great customer experience, while also driving operational efficiencies and improved margins."

Business Group Highlights

	First Quarter
($ in millions)	2013	2012	Change

Revenue:
Marketing & Events Group:
U.S.	$ 218.3	$ 206.9	$ 11.5	5.5%
International	60.0	57.8	2.3	3.9%
Intersegment eliminations	(1.6)	(2.6)	1.0	37.6%
Total	276.8	262.0	14.7	5.6%
Travel & Recreation Group	8.4	6.7	1.7	24.9%
Total	$285.2	$268.8	$ 16.4	6.1%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$14.1	$ 7.2	$ 6.9	94.7%
International	4.4	3.9	0.5	13.9%
Total	18.5	11.1	7.4	66.7%
Travel & Recreation Group	(5.7)	(5.6)	(0.1)	-1.9%
Total	$12.8	$ 5.5	$ 7.3	**

Operating margins:
Marketing & Events Group	6.7%	4.2%	250	bps
Travel & Recreation Group	-67.6%	-82.8%	**
Total	4.5%	2.1%	240	bps
** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

For the first quarter of 2013, Marketing & Events Group revenue was $276.8 million with operating income of $18.5 million, up $14.7 million and $7.4 million, respectively, from the first quarter of 2012. The increase in revenue during the quarter was primarily driven by positive show rotation in both the U.S and international markets aggregating approximately $10 million and continued same-show growth.

U.S. segment revenue was $218.3 million with operating income of $14.1 million, up $11.5 million and $6.9 million, respectively, from the 2012 quarter. These improvements were driven by positive show rotation revenue of approximately $7 million, base same-show revenue growth of 2.4 percent and a continued focus on driving operating efficiencies. Base same-show revenue is defined as revenue from shows that take place in the same city during the same quarter each year.

First quarter International revenue was $60.0 million compared to $57.8 million in the first quarter of 2012. Segment operating income increased 13.9 percent to $4.4 million versus the first quarter of 2012. The revenue increase was primarily driven by positive show rotation revenue of approximately $3 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of approximately $1.3 million and $210,000, respectively, as compared to the 2012 first quarter.

Dykstra said, "This was a strong quarter for the Marketing & Events Group. With a continuing focus on day-to-day execution and broad expense control, the 5.6 percent revenue increase achieved in the first quarter yielded a 67 percent increase in segment operating income. These results exceeded our prior guidance due to stronger than expected growth on certain non-annual and base same-shows, as well as great execution by the GES team. Going forward, we see a great opportunity as both show organizers and corporate brand marketers increasingly seek to execute their global marketing events in a coordinated fashion with a single event provider. Our well-established and leading global network provides our clients a unique value proposition for the seamless production and management of their marketing events on a global basis."

Travel & Recreation Group

Travel & Recreation Group revenue for the first quarter increased 24.9 percent to $8.4 million compared to $6.7 million in the first quarter of 2012 as a result of both organic growth and the March 2012 acquisition of the Banff International Hotel. The seasonal operating loss of $5.7 million was comparable to the 2012 first quarter loss of $5.6 million. On an organic basis (adjusted for the March 2012 acquisition of the Banff International Hotel), revenue increased $1.1 million, or 16 percent, with a $25,000 improvement in operating results. Foreign exchange rate variances did not have a meaningful impact on year-over-year revenue or operating results.

Dykstra said, "Aided by successful marketing activities and favorable weather conditions, we experienced significant increases in passenger traffic on our Banff Gondola attraction and occupancy at our Grouse Mountain Lodge. Additionally, Brewster realized growth in transportation revenue through increased charter business and a new three-year contract with the Lake Louise Ski Resort to transport skiers in and around the Banff area. The net result is a 25 percent revenue increase in the first quarter for the Travel & Recreation Group. We are certainly pleased with these developments."

2013 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We are executing well on both sides of the business and delivered strong first quarter results. Advance bookings for our Travel & Recreation properties are pacing ahead of last year, which is encouraging. As we had expected, same-show growth is lower than we experienced last year, but it is still positive and we continue to gain momentum with our margin improvement initiatives. Overall, we're expecting another year of improved profits from both business units and we see opportunities ahead to gain additional market share in our international business."

2013 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to decrease at a low to mid single-digit rate compared to 2012.
    Base same-show revenue is expected to increase at a low to mid single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net negative impact on full year revenue of $55 million to $60 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
    First quarter show rotation had a positive impact on revenue of approximately $10 million.
    Second quarter show rotation is expected to positively impact revenue by approximately $10 million.
    Third quarter show rotation is expected to negatively impact revenue by approximately $80 million.
    Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
    Exchange rate variances are expected to negatively impact revenue by approximately $7 million versus 2012.
  Operating margins are expected to reach approximately 2.5 percent, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase at a mid single-digit rate from 2012. Exchange rate variances are not expected to have a meaningful effect on revenue versus 2012.
  Operating margins are expected to approximate 20 percent, up from 19.5 percent in 2012.

Corporate & Other

  Corporate activities expense is expected to approximate $8.5 million.
  Exchange rates are assumed to approximate $1.00 U.S. Dollars per Canadian Dollar and $1.51 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact income by approximately $0.02 per share versus 2012.
  The effective tax rate on income before other items is assumed to approximate 32 percent, as compared to 28.6 percent in 2012.

2013 Second Quarter Guidance

For the second quarter, Viad's income per share is expected to be in the range of $0.27 to $0.37. This compares to second quarter 2012 income before other items of $0.29 per share. Revenue is expected to be in the range of $245 million to $260 million as compared to $246.5 million in the 2012 second quarter. Segment operating income is expected to be in the range of $10 million to $13.5 million as compared to $10.5 million in 2012.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue				Group Operating Income
		2013 Guidance				2013 Guidance
	2012	Low End	High End		2012	Low End	High End

Marketing & Events Group	$216.9	$216	to	$226	$7.9	$7.5	to	$10.5
Travel & Recreation Group	$ 29.5	$29	to	$34	$2.6	$2.0	to	$3.5

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2013 results on Friday, April 26 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (800) 938-1164 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2013	2012	$ Change	% Change

Revenues	$ 285,163	$ 268,772	$ 16,391	6.1%

Segment operating income	$ 12,827	$ 5,533	$ 7,294	**
Corporate activities (Note A)	(806)	(1,777)	971	54.6%
Restructuring charges (Note B)	(720)	(2,225)	1,505	67.6%
Net interest expense	(158)	(189)	31	16.4%
Income before income taxes	11,143	1,342	9,801	**
Income taxes	(3,353)	(527)	(2,826)	**
Net income	7,790	815	6,975	**
Net loss attributable to noncontrolling interest	275	212	63	29.7%
Net income attributable to Viad	$ 8,065	$ 1,027	$ 7,038	**

Diluted income per common share (Note C):
Net income attributable to Viad common shareholders	$ 0.40	$ 0.05	$ 0.35	**

Basic income per common share (Note C):
Net income attributable to Viad common shareholders	$ 0.40	$ 0.05	$ 0.35	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	19,790	19,645	145	0.7%

Weighted-average outstanding and potentially dilutive common shares	20,193	19,917	276	1.4%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The decrease in corporate activities expense for the three months ended March 31, 2013 was primarily due to the 2012 costs related to the amendment and restatement of the Company's shareholder rights plan, as well as higher legal costs related to employee benefits associated with previously divested operations.

(B)

Restructuring Charges — During the three months ended March 31, 2013 and 2012, Viad recorded restructuring charges of $720,000 ($539,000 after-tax) and $2.2 million ($1.4 million after-tax), respectively. The charges primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events Group.

(C)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended March 31,
(000 omitted, except per share data)	2013	2012	$ Change	% Change

Net income attributable to Viad	$ 8,065	$ 1,027	$ 7,038	**
Less: Allocation to nonvested shares	(198)	(28)	(170)	**
Net income allocated to Viad common shareholders	$ 7,867	$ 999	$ 6,868	**

Weighted-average outstanding common shares	19,790	19,645	145	0.7%

Basic income per common share attributable to Viad common shareholders	$ 0.40	$ 0.05	$ 0.35	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2013	2012	$ Change	% Change

Income before other items (Note A):
Net income attributable to Viad	$ 8,065	$ 1,027	$ 7,038	**
Restructuring charges, net of tax	539	1,393	(854)	61.3%
Income before other items	$ 8,604	$ 2,420	$ 6,184	**

(per diluted share)

Income before other items:
Net income attributable to Viad	$ 0.40	$ 0.05	$ 0.35	**
Restructuring charges, net of tax	0.02	0.07	(0.05)	71.4%
Income before other items	$ 0.42	$ 0.12	$ 0.30	**

	Three months ended March 31,
(000 omitted)	2013	2012	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 8,065	$ 1,027	$ 7,038	**
Interest expense	296	358	(62)	17.3%
Income taxes	3,353	527	2,826	**
Depreciation and amortization	7,015	6,959	56	-0.8%
Adjusted EBITDA	$ 18,729	$ 8,871	$ 9,858	**

	Three months ended March 31,
(000 omitted)	2013	2012	$ Change	% Change

Free Cash Outflow (Note A):
Net cash provided by (used in) operating activities	$ (5,575)	$ 2,785	$ (8,360)	**
Less:
Capital expenditures	(8,320)	(7,548)	(772)	-10.2%
Dividends paid	(2,034)	(813)	(1,221)	**
Free cash outflow	$ (15,929)	$ (5,576)	$ (10,353)	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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